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Park City Group Completes $5.8 Million Private Placement

Company Enhances Working Capital Position as Demand for its

Products and Services Grows

PARK CITY UT, – June 26, 2007 – Park City Group, Inc. (OTCBB: PCYG) today announced it raised $5.8 million through a private placement of 584,000 shares of convertible Series A Preferred Shares with accredited investors. Each share is convertible into common shares at a conversion price of $3.00 per share. The net proceeds from the private placement will be used for information systems expansion, the purchase of redundancy infrastructure and storage, deployment of hardware to improve processing speed, and provide working capital for general purposes. Improvements will be made to address the growing demand for its Supply Chain Profit Link, Fresh Market Manager and Action Manager products and services. Taglich Brothers acted as the Company’s placement agent in connection with this private offering.

Randall Fields, Park City Group Chairman and CEO said, “The additional capital position will provide us with the financial flexibility to scale our technological requirements sooner than what we originally envisioned without straining our immediate resources. This supplemental liquidity will allow us to balance our accelerated growth track while optimizing the technological resource requirements to achieve our capital and operating objectives.”

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. Park City Group has agreed to file a registration statement covering the underlying common stock associated with the conversion rights of the preferred stock and warrants by investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Park City Group

Park City Group, Inc. (OTCBB: PCYG) develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs -- the two largest, controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, chief executive officer of Park City Group. Industry-leading customers such as The Home Depot, Victoria’s Secret, The Limited, Anheuser Busch Entertainment and Tesco Lotus benefit from Park City Group software. To find out more about Park City Group, visit www.parkcitygroup.com.

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Statements in this press release that relate to Park City Group’s future plans, objectives, expectations, performance, events and the like are forward-looking statements. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in economic conditions that may change demand for the Company’s products and services and other factors discussed in the “forward-looking information” section and the “risk factor” section of the management’s discussion and analysis included in the Company’s report on Form 10-KSB/A for the year ended June 30, 2006 filed with the Securities and Exchange Commission. This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Park City Group uses paid services of investor relations organizations to promote the Company to the investment community. Investments in any company should be considered speculative and prior to acquisition, should be thoroughly researched. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.